Farmer Mac Reports Third Quarter Financial Results
$15.6 Billion in Outstanding Business Volume; Core Earnings of $13.2 Million
WASHINGTON, D.C., November 9, 2015 — The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today announced its results for the quarter ended September 30, 2015, which included $498 million in net new business volume growth that brought total outstanding business volume to $15.6 billion. Farmer Mac's third quarter 2015 core earnings, a non-GAAP measure, were $13.2 million ($1.17 per diluted common share), compared to $11.6 million ($1.02 per diluted common share) in second quarter 2015 and $9.3 million ($0.82 per diluted common share) in third quarter 2014.
“Farmer Mac’s third quarter results demonstrate the company’s success at helping to solve customers' needs by deploying the solutions Farmer Mac can offer, " said President and Chief Executive Officer Tim Buzby. "Our results were strong, as outstanding business volume grew nearly $500 million, core earnings increased to $13.2 million, and our credit quality remained very favorable. Our strong volume growth this quarter came from over $875 million in new business with our rural utilities partner, National Rural Utilities Cooperative Finance Corporation. During the quarter, we also implemented a share repurchase program, which authorized Farmer Mac to repurchase up to $25 million dollars of class C common stock over the next two years. We believe the share repurchase program provides us with the opportunity to return capital to stockholders and enhance earnings per share for our remaining stockholders, while still maintaining a strong capital position. Heading into the fourth quarter, the overall business environment for Farmer Mac is positive as we continue to develop innovative solutions that will meet the evolving needs of our expanding customer base.”

Earnings
Farmer Mac's net income attributable to common stockholders for third quarter 2015 was $8.4 million ($0.74 per diluted common share), compared to $11.6 million ($1.02 per diluted common share) for third quarter 2014. The decrease compared to the previous year's quarter was primarily attributable to the effects of unrealized fair value changes on financial derivatives and hedged assets, which was a $4.5 million after-tax loss in third quarter 2015, compared to a $2.7 million after-tax gain in third quarter 2014. This year-over-year decline was partially offset by a decrease in preferred stock dividend expense of $3.5 million after-tax in third quarter 2015 compared to third quarter 2014, due to the redemption of all outstanding shares of Farmer Mac II LLC Preferred Stock on March 30, 2015.
Core earnings in third quarter 2015 were $13.2 million ($1.17 per diluted common share), compared to $11.6 million ($1.02 per diluted common share) in second quarter 2015 and $9.3 million ($0.82 per diluted common share) in third quarter 2014. The increase in core earnings in third quarter 2015 compared to second quarter 2015 was driven primarily by a $1.0 million after-tax reduction in credit expenses and a $0.4 million dollar after-tax increase in net effective spread.
The year-over-year increase in core earnings was due in part to a $1.8 million after-tax increase in net effective spread excluding the impact of the loss of dividend income resulting from the redemption of $78.5 million of high yielding preferred stock in Farmer Mac's investment portfolio in fourth quarter 2014, which was partially offset by a $0.7 million after-tax increase in operating expenses and a $0.4 million after-tax increase in credit expenses. The increase in operating expenses was related to consulting fees associated with corporate strategic initiatives and higher compensation costs related to the consolidation of Farmer Mac’s appraisal subsidiary, Contour Valuation Services, LLC. Also contributing to the year-over-year increase in core earnings is the absence, as compared to third quarter 2014, of $3.5 million after-tax in preferred stock dividend expense resulting from the completion of the capital restructuring initiative and of $1.0 million after-tax in interest expense associated with the completion of the capital management and liquidity initiative.

See "Non-GAAP Earnings Measures" below for more information about core earnings and for a reconciliation of Farmer Mac's net income attributable to common stockholders to core earnings.
Business Volume Highlights

During third quarter 2015, Farmer Mac added $1.4 billion of new business volume, with Rural Utilities loans under LTSPCs and AgVantage securities driving the volume. Specifically, Farmer Mac:

•	added $522.3 million Rural Utilities loans under LTSPCs;

•	added a $300.0 million revolving floating rate AgVantage facility;

•	purchased $206.6 million of AgVantage securities;

•	purchased $176.0 million of newly originated Farm & Ranch loans;

•	purchased $91.4 million of USDA Securities;

•	added $79.6 million of Farm & Ranch loans under LTSPCs; and

•	purchased $53.6 million of Rural Utilities loans.
After $931.5 million of maturities and principal paydowns on existing business during the quarter, which included $609.5 million in scheduled maturities of AgVantage securities, Farmer Mac's outstanding business volume increased a net $497.9 million from June 30, 2015 to $15.6 billion as of September 30, 2015.
During the third quarter 2015, Farmer Mac added $522.3 million of Rural Utilities loans under LTSPCs, which represents the first time Farmer Mac has provided LTSPCs under the Rural Utilities line of business. Third quarter business volume also included the addition of a $300 million revolving floating rate AgVantage facility with National Rural Utilities Cooperative Finance Corporation ("CFC"), which had not been drawn upon as of September 30, 2015. Farmer Mac believes that these two developments reflect industry dynamics that can increase demand for the solutions that Farmer Mac provides. For the first nine months of 2015, Farmer Mac’s total business volume with CFC expanded to $3.9 billion, an increase of $1.2 billion since December 31, 2014. During the quarter, Farmer Mac also purchased $206.6 million of AgVantage securities, including $6.6 million of AgVantage securities that were purchased under Farm Equity AgVantage facilities. New business volume for loans within the Farm & Ranch line of business for the nine months ended September 30, 2015 was in line with the same period in 2014 and demand seems stable. Additionally, prepayment rates remained low during third quarter 2015, which contributed to the continuation of favorable trends in net loan growth during the quarter.
Net Effective Spread
Farmer Mac's net effective spread was $30.4 million (88 basis points) in third quarter 2015, compared to $29.8 million (88 basis points) in second quarter 2015 and $29.8 million (97 basis points) in third quarter 2014. The increase in net effective spread in third quarter 2015 compared to second quarter 2015 was primarily due to growth in outstanding business volume. In percentage terms, net effective spread remained unchanged in sequential quarters due to stable new business pricing and the relatively low rate of prepayments on loan assets.
The increase in net effective spread in third quarter 2015 compared to third quarter 2014 was attributable to growth in outstanding business volume. In percentage terms, the year-over-year reduction was driven primarily by the loss of $2.1 million in preferred dividend income (7 basis points) from the October 2014 redemption of high-yielding preferred stock held in Farmer Mac's investment portfolio.
Credit Quality
Farmer Mac continues to maintain favorable credit metrics in its four lines of business. In the Farm & Ranch portfolio, 90-day delinquencies were $36.7 million (0.67 percent of the Farm & Ranch portfolio) as of September 30, 2015, compared to $31.9 million (0.58 percent) as of June 30, 2015, and $24.7 million (0.46 percent) as of September 30, 2014. The increase in the 90-day delinquencies in third quarter 2015 as compared to second quarter 2015 was related to the new delinquency of one borrower on two canola facility loans underlying an LTSPC that had been categorized as substandard assets in second quarter 2015 and became delinquent for 90 days or more during third quarter 2015. As of September 30, 2015, Farmer Mac had $13.5 million of exposure to this borrower. Farmer Mac expects that over time its 90-day delinquency rate will eventually revert closer to Farmer Mac's historical averages due to macroeconomic and other potential factors, but Farmer Mac has not yet seen an impact on its portfolio or a rise in delinquencies related to these factors. Farmer Mac's average 90-day delinquency rate for the Farm & Ranch line of business over the last fifteen years is approximately one percent.
During third quarter 2015, Farmer Mac recorded releases to its allowance for loan losses of $1.2 million and provisions to its reserve for losses of $0.9 million, resulting in a net release of $0.3 million from Farmer Mac's total allowance for losses as compared to second quarter 2015. The releases to the allowance for loan losses were primarily related to a reduction in the specific allowance of a permanent planting loan based on the updated appraisal value of the collateral underlying the loan, while provisions recorded this quarter to the reserve for losses were attributable to an increase in the specific allowance for two impaired canola facility loans underlying an LTSPC. Farmer Mac recorded no charge-offs or recoveries to its total allowance for losses during third quarter 2015. During third quarter 2014, Farmer Mac recorded provisions to its allowance for loan losses of $0.5 million and releases to its reserve for losses of $1.3 million, primarily related to a decline in the balance of its ethanol-related agricultural storage and processing portfolio. Farmer Mac also recorded no charge-offs and recoveries of $45,000 to its total allowance for losses during third quarter 2014.
For Farmer Mac's other lines of business, there are currently no delinquent AgVantage securities or Rural Utilities loans, and USDA Securities are backed by the full faith and credit of the United States. As a result, across all of Farmer Mac's lines of business, 90-day delinquencies represented 0.23 percent of total business volume as of September 30, 2015, compared to 0.21 percent as of June 30, 2015, and 0.18 percent as of September 30, 2014.
The western part of the United States, including California, continues to experience drought conditions, with the water level in many California reservoirs at historically low levels. The persistence of extreme drought conditions in the western states could have an adverse effect on Farmer Mac’s delinquency rates or loss experience in the future, but Farmer Mac has not observed any material effect on its portfolio from the drought to date. Farmer Mac continues to remain informed about the drought and its effects on the agricultural industries located in the western states and on Farmer Mac's Farm & Ranch portfolio through regular discussions with its loan servicers that service loans in drought-stricken areas, as well as customers and other lenders in the industry.
Lines of Business
Farmer Mac's operations consist of four reportable lines of business – Farm & Ranch, USDA Guarantees, Rural Utilities, and Institutional Credit. The Institutional Credit business segment is comprised of all of Farmer Mac's wholesale funding products for agricultural and rural utilities counterparties, and currently includes all of its AgVantage securities. Net effective spread by business segment for third quarter 2015 was $9.6 million (180 basis points) for Farm & Ranch, $4.6 million (99 basis points) for USDA Guarantees, $2.9 million (118 basis points) for Rural Utilities, and $11.3 million (81 basis points) for Institutional Credit.
Liquidity and Capital
Farmer Mac's core capital totaled $558.2 million as of September 30, 2015, exceeding the statutory minimum capital requirement by $115.4 million, or 26 percent, compared to $766.3 million as of December 31, 2014, which was $345.0 million, or 82 percent, above the statutory minimum capital requirement. The decrease in core capital was a direct result of the redemption of $250.0 million of Farmer Mac II LLC Preferred Stock on March 30, 2015. Farmer Mac issued an aggregate of $150.0 million of non-cumulative preferred stock during the first half of 2014 and used the proceeds of these preferred stock offerings and cash on hand to cause Farmer Mac II LLC to redeem all of the outstanding shares of Farmer Mac II LLC Preferred Stock. The preferred stock issued in 2014 qualifies as Tier 1 capital for Farmer Mac whereas the Farmer Mac II LLC Preferred Stock that was redeemed did not qualify as Tier 1 capital.
As of September 30, 2015, Farmer Mac's total stockholders' equity was $540.4 million, compared to $545.8 million as of December 31, 2014. The decrease in total stockholders' equity was primarily attributable to a decrease in accumulated other comprehensive income due to decreases in fair value of available-for-sale securities, offset in part by an increase in retained earnings. These decreases in the fair value of available-for-sale securities were driven primarily by less favorable funding spreads to LIBOR.
On September 8, 2015, Farmer Mac's board of directors approved a share repurchase program, which authorized Farmer Mac to repurchase up to $25 million of its outstanding Class C Non-Voting Common Stock over the next two years. As of September 30, 2015, Farmer Mac had repurchased approximately 104,000 shares at a cost of approximately $2.8 million.
As prescribed by FCA regulations, Farmer Mac is required to maintain a minimum of 90 days of liquidity. In accordance with the methodology prescribed by those regulations, Farmer Mac maintained an average of 159 days of liquidity during third quarter 2015 and had 124 days of liquidity as of September 30, 2015.
Non-GAAP Earnings Measure
Farmer Mac uses core earnings to measure corporate economic performance and develop financial plans because, in management's view, core earnings is a useful alternative measure in understanding Farmer Mac's economic performance, transaction economics, and business trends. Core earnings principally differs from net income attributable to common stockholders by excluding the effects of fair value fluctuations, which are not expected to have a cumulative net impact on financial condition or results of operations reported in accordance with GAAP if the related financial instruments are held to maturity, as is generally expected. Core earnings also differs from net income attributable to common stockholders by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of Farmer Mac's core business.
This non-GAAP financial measure may not be comparable to similarly labeled non-GAAP financial measures disclosed by other companies. Farmer Mac's disclosure of this non-GAAP measure is intended to be supplemental in nature, and is not meant to be considered in isolation from, as a substitute for, or as more important than, the related financial information prepared in accordance with GAAP.

A reconciliation of Farmer Mac's net income attributable to common stockholders to core earnings is presented in the following table along with a breakdown of the composition of core earnings:

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Three Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$8,359	$22,162	$11,586
Less the after-tax effects of:
Unrealized (losses)/gains on financial derivatives and hedging activities	(4,489)	10,388	2,685
Unrealized (losses)/gains on trading assets(1)	(5)	110	(21)
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(76)	(81)	(440)
Net effects of settlements on agency forward contracts	(253)	128	73
Sub-total	(4,823)	10,545	2,297
Core earnings	$13,182	$11,617	$9,289

Composition of Core Earnings:
Revenues:
Net effective spread	$30,387	$29,787	$29,766
Guarantee and commitment fees	4,328	4,085	4,152
Other(2)	(93)	(24)	(2,001)
Total revenues	34,622	33,848	31,917

Credit related (income)/expense:
Release of/(provision for) losses	(303)	1,256	(804)
REO operating expenses	48	—	1
Gains on sale of REO	—	—	—
Total credit related (income)/expense	(255)	1,256	(803)

Operating expenses:
Compensation and employee benefits	5,236	5,733	4,693
General and administrative	3,676	3,374	3,123
Regulatory fees	600	600	593
Total operating expenses	9,512	9,707	8,409

Net earnings	25,365	22,885	24,311
Income tax expense	8,924	8,091	6,327
Net (loss)/income attributable to non-controlling interest	(36)	(119)	5,412
Preferred stock dividends	3,295	3,296	3,283
Core earnings	$13,182	$11,617	$9,289

Core earnings per share:
Basic	$1.20	$1.06	$0.85
Diluted	1.17	1.02	0.82

(1)	Excludes unrealized gains related to securities sold, not yet purchased of $16.4 million during the three months ended September 30, 2014.

(2)
Includes $17.9 million of interest expense related to securities purchased under agreements to resell and securities sold, not yet purchased and $16.4 million of unrealized gains on securities sold, not yet purchased during the three months ended September 30, 2014.

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Nine Months Ended
	September 30, 2015	September 30, 2014
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$32,339	$32,604
Less the after-tax effects of:
Unrealized gains/(losses) on financial derivatives and hedging activities	5,317	(2,763)
Unrealized gains on trading assets (1)	341	359
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value(2)	(686)	(8,646)
Net effects of settlements on agency forward contracts	(289)	133
Loss on retirement of Farmer Mac II LLC Preferred Stock(3)	(6,246)	—
Sub-total	(1,563)	(10,917)
Core earnings	$33,902	$43,521

Composition of Core Earnings:
Revenues:
Net effective spread	$89,431	$85,251
Guarantee and commitment fees	12,425	12,683
Other(4)	(522)	(2,931)
Total revenues	101,334	95,003

Credit related expense/(income):
Provision for/(release of) losses	257	(2,687)
REO operating expenses	47	62
Losses/(gains) on sale of REO	1	(165)
Total credit related expense/(income)	305	(2,790)

Operating expenses:
Compensation and employee benefits	16,662	14,038
General and administrative	9,873	9,205
Regulatory fees	1,800	1,781
Total operating expenses	28,335	25,024

Net earnings	72,694	72,769
Income tax expense(5)	23,707	5,927
Net income attributable to non-controlling interest	5,199	16,778
Preferred stock dividends	9,886	6,543
Core earnings	$33,902	$43,521

Core earnings per share:
Basic	$3.08	$3.99
Diluted	2.99	3.83

(1)	Excludes unrealized gains related to securities sold, not yet purchased of $24.2 million during the nine months ended September 30, 2014.

(2)	Includes $7.5 million related to the acceleration of premium amortization in first quarter 2014 due to significant refinancing activity in the Rural Utilities line of business.

(3)	Relates to the write-off of deferred issuance costs as a result of the retirement of Farmer Mac II LLC Preferred Stock.

(4)
Includes $25.7 million of interest expense related to securities purchased under agreements to resell and securities sold, not yet purchased and $24.2 million of unrealized gains on securities sold, not yet purchased during the nine months ended September 30, 2014.

(5)
Includes the reduction of $11.6 million tax valuation allowance against capital loss carryforwards related to expected capital gains on securities sold, not yet purchased and a reduction in tax valuation allowance of $0.9 million associated with certain gains on investment portfolio assets during the nine months ended September 30, 2014.

More complete information about Farmer Mac's performance for third quarter 2015 is set forth in Farmer Mac's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015 filed today with the U.S. Securities and Exchange Commission ("SEC").
Forward-Looking Statements
Management's expectations for Farmer Mac's future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties.  Various factors or events, both known and unknown, could cause Farmer Mac's actual results to differ materially from the expectations as expressed or implied by the forward-looking statements herein, including uncertainties regarding:

•	the availability to Farmer Mac of debt and equity financing and, if available, the reasonableness of rates and terms;

•	legislative or regulatory developments that could affect Farmer Mac or its sources of business;

•	fluctuations in the fair value of assets held by Farmer Mac and its subsidiaries;

•
the rate and direction of development of the secondary market for agricultural mortgage and rural utilities loans, including lender interest in Farmer Mac credit products and the secondary market provided by Farmer Mac;

•	the general rate of growth in agricultural mortgage and rural utilities indebtedness;

•
the impact of economic conditions, including the effects of drought and other weather-related conditions and fluctuations in agricultural real estate values, on agricultural mortgage lending and borrower repayment capacity;

•	developments in the financial markets, including possible investor, analyst, and rating agency reactions to events involving government-sponsored enterprises, including Farmer Mac;

•	changes in the level and direction of interest rates, which could, among other things, affect the value of collateral securing Farmer Mac's agricultural mortgage loan assets; and

•	volatility in commodity prices relative to costs of production and/or export demand for U.S. agricultural products.

Other risk factors are discussed in "Risk Factors" in Part I, Item 1A of in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 16, 2015. In light of these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release.  The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as otherwise mandated by the SEC. The information contained in this release is not necessarily indicative of future results.
Earnings Conference Call Information
The conference call to discuss Farmer Mac's third quarter 2015 financial results and Form 10-Q will be held beginning at 11:00 a.m. eastern time on Monday, November 9, 2015 and can be accessed by telephone or live webcast as follows:
Telephone (Domestic): (888) 346-2616
Telephone (International): (412) 902-4254
Webcast: https://www.farmermac.com/investors/events-presentations/
If you are dialing in to the call, please ask for the conference chairman Tim Buzby. You will receive additional instructions when you join the call. The call can be heard live and will also be available for replay on Farmer Mac’s website at the link provided above for two weeks following the conclusion of the call.
About Farmer Mac
Farmer Mac is the stockholder-owned company created to deliver capital and increase lender competition for the benefit of American agriculture and rural communities. Additional information about Farmer Mac (including the Annual Report on Form 10-K and Quarterly Report on Form 10-Q referenced above) is available on Farmer Mac's website at www.farmermac.com. Farmer Mac II LLC is a subsidiary of Farmer Mac that operates the USDA Guarantees line of business of purchasing and holding USDA-guaranteed loans. Information about Farmer Mac II LLC is available on its website at www.farmermac2.com.

CONTACT:     Jalpa Nazareth, Investor Relations
Megan Murray-Pelaez, Media Inquiries
(202) 872-7700

* * * *

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
	September 30, 2015	December 31, 2014
	(in thousands)
Assets:
Cash and cash equivalents	$1,516,536	$1,363,387
Investment securities:
Available-for-sale, at fair value	2,031,629	1,938,499
Trading, at fair value	550	689
Total investment securities	2,032,179	1,939,188
Farmer Mac Guaranteed Securities:
Available-for-sale, at fair value	4,156,670	3,659,281
Held-to-maturity, at amortized cost	1,276,153	1,794,620
Total Farmer Mac Guaranteed Securities	5,432,823	5,453,901
USDA Securities:
Available-for-sale, at fair value	1,854,422	1,731,222
Trading, at fair value	31,936	40,310
Total USDA Securities	1,886,358	1,771,532
Loans:
Loans held for investment, at amortized cost	3,148,742	2,833,461
Loans held for investment in consolidated trusts, at amortized cost	612,567	692,478
Allowance for loan losses	(4,775)	(5,864)
Total loans, net of allowance	3,756,534	3,520,075
Real estate owned, at lower of cost or fair value	1,402	421
Financial derivatives, at fair value	7,027	4,177
Interest receivable (includes $4,626 and $9,509, respectively, related to consolidated trusts)	73,963	106,874
Guarantee and commitment fees receivable	40,160	39,462
Deferred tax asset, net	48,409	33,391
Prepaid expenses and other assets	58,454	55,413
Total Assets	$14,853,845	$14,287,821

Liabilities and Equity:
Liabilities:
Notes payable:
Due within one year	$8,280,087	$7,353,953
Due after one year	5,217,307	5,471,186
Total notes payable	13,497,394	12,825,139
Debt securities of consolidated trusts held by third parties	612,994	424,214
Financial derivatives, at fair value	94,880	84,844
Accrued interest payable (includes $3,750 and $5,145, respectively, related to consolidated trusts)	37,830	48,355
Guarantee and commitment obligation	38,253	37,925
Accounts payable and accrued expenses	26,450	81,252
Reserve for losses	5,498	4,263
Total Liabilities	14,313,299	13,505,992
Commitments and Contingencies (Note 6)
Equity:
Preferred stock:
Series A, par value $25 per share, 2,400,000 shares authorized, issued and outstanding	58,333	58,333
Series B, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,044	73,044
Series C, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,382	73,382
Common stock:
Class A Voting, $1 par value, no maximum authorization, 1,030,780 shares outstanding	1,031	1,031
Class B Voting, $1 par value, no maximum authorization, 500,301 shares outstanding	500	500
Class C Non-Voting, $1 par value, no maximum authorization, 9,412,379 shares and 9,406,267 shares outstanding, respectively	9,412	9,406
Additional paid-in capital	117,077	113,559
Accumulated other comprehensive (loss)/income, net of tax	(17,814)	15,533
Retained earnings	225,386	201,013
Total Stockholders' Equity	540,351	545,801
Non-controlling interest	195	236,028
Total Equity	540,546	781,829
Total Liabilities and Equity	$14,853,845	$14,287,821

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
	(in thousands, except per share amounts)
Interest income:
Investments and cash equivalents	$3,185	$4,507	$9,144	$14,845
Farmer Mac Guaranteed Securities and USDA Securities	34,002	32,532	101,608	98,335
Loans	29,731	26,371	86,509	67,157
Total interest income	66,918	63,410	197,261	180,337
Total interest expense	34,735	48,886	102,425	126,114
Net interest income	32,183	14,524	94,836	54,223
Release of/(provision for) allowance for loan losses	1,164	(511)	978	499
Net interest income after release of/(provision for) allowance for loan losses	33,347	14,013	95,814	54,722
Non-interest income:
Guarantee and commitment fees	3,532	3,644	10,297	11,131
(Losses)/gains on financial derivatives and hedging activities	(9,568)	808	939	(12,468)
(Losses)/gains on trading securities	(8)	16,369	524	24,772
Gains/(losses) on sale of available-for-sale investment securities	3	(396)	9	(238)
(Losses)/gains on sale of real estate owned	—	—	(1)	165
Other income	1,060	502	1,933	794
Non-interest (loss)/income	(4,981)	20,927	13,701	24,156
Non-interest expense:
Compensation and employee benefits	5,236	4,693	16,662	14,038
General and administrative	3,676	3,123	9,873	9,205
Regulatory fees	600	593	1,800	1,781
Real estate owned operating costs, net	48	1	47	62
Provision for/(release of) reserve for losses	861	(1,315)	1,235	(2,188)
Non-interest expense	10,421	7,095	29,617	22,898
Income before income taxes	17,945	27,845	79,898	55,980
Income tax expense	6,327	7,564	24,327	55
Net income	11,618	20,281	55,571	55,925
Less: Net loss/(income) attributable to non-controlling interest	36	(5,412)	(5,199)	(16,778)
Net income attributable to Farmer Mac	11,654	14,869	50,372	39,147
Preferred stock dividends	(3,295)	(3,283)	(9,886)	(6,543)
Loss on retirement of preferred stock	—	—	(8,147)	—
Net income attributable to common stockholders	$8,359	$11,586	$32,339	$32,604

Earnings per common share and dividends:
Basic earnings per common share	$0.76	$1.06	$2.94	$2.99
Diluted earnings per common share	$0.74	$1.02	$2.85	$2.87
Common stock dividends per common share	$0.16	$0.14	$0.48	$0.42

The following table sets forth information regarding outstanding volume in each of Farmer Mac's four lines of business as of the dates indicated:

Lines of Business - Outstanding Business Volume
	As of September 30, 2015	As of December 31, 2014
	(in thousands)
On-balance sheet:
Farm & Ranch:
Loans	$2,166,125	$2,118,867
Loans held in trusts:
Beneficial interests owned by third party investors	612,567	421,355
USDA Guarantees:
USDA Securities	1,856,695	1,756,224
Farmer Mac Guaranteed USDA Securities	31,218	27,832
Rural Utilities:
Loans(1)	982,078	718,213
Loans held in trusts:
Beneficial interests owned by Farmer Mac(1)	—	267,396
Institutional Credit:
AgVantage Securities	5,438,488	5,410,413
Total on-balance sheet	$11,087,171	$10,720,300
Off-balance sheet:
Farm & Ranch:
LTSPCs	$2,171,869	$2,240,866
Guaranteed Securities	553,469	636,086
USDA Guarantees:
Farmer Mac Guaranteed USDA Securities	10,712	13,978
Rural Utilities:
LTSPC	518,229	—
Institutional Credit:
AgVantage Securities	986,529	986,528
Revolving floating rate AgVantage facility(2)	300,000	—
Total off-balance sheet	$4,540,808	$3,877,458
Total	$15,627,979	$14,597,758

(1)	Reflects the unwinding of certain consolidated trusts with the effect that loans previously consolidated on the balance sheet as "Loans held in trusts" currently are included within "Loans."

(2)
As of September 30, 2015, this facility had not been utilized. Farmer Mac receives a fixed fee based on the full dollar amount of the facility. If CFC draws on the facility, the amounts drawn will be presented as on-balance sheet AgVantage securities, and Farmer Mac will earn a spread on the drawn balance.

The following table presents the quarterly net effective spread by segment:

	Net Effective Spread by Line of Business
	Farm & Ranch		USDA Guarantees		Rural Utilities		Institutional Credit(1)		Corporate		Net Effective Spread
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
For the quarter ended:
September 30, 2015	$9,628	1.80%	$4,630	0.99%	$2,907	1.18%	$11,271	0.81%	$1,951	0.25%	$30,387	0.88%
June 30, 2015	9,681	1.82%	4,466	0.98%	2,838	1.18%	10,860	0.78%	1,942	0.25%	29,787	0.88%
March 31, 2015(2)	10,114	1.97%	4,225	0.95%	2,804	1.15%	10,425	0.77%	1,689	0.20%	29,257	0.86%
December 31, 2014(3)	8,682	1.71%	5,250	1.19%	2,908	1.18%	9,871	0.78%	1,732	0.26%	28,443	0.91%
September 30, 2014	8,207	1.68%	5,073	1.18%	2,890	1.16%	9,823	0.78%	3,773	0.59%	29,766	0.97%
June 30, 2014	7,820	1.64%	4,159	0.99%	2,953	1.16%	9,957	0.78%	4,160	0.57%	29,049	0.92%
March 31, 2014(4)	7,114	1.53%	3,784	0.91%	1,990	0.73%	9,406	0.74%	4,142	0.56%	26,436	0.84%
December 31, 2013(4)	10,113	2.20%	4,022	0.97%	2,379	0.89%	9,088	0.72%	4,420	0.58%	30,022	0.94%
September 30, 2013	7,980	1.86%	4,505	1.09%	2,974	1.12%	9,117	0.72%	4,117	0.57%	28,693	0.93%

(1)
See Note 1(d) to the consolidated financial statements in Farmer Mac's Quarterly Report on Form 10-Q filed with the SEC on November 9, 2015 for more information about the reclassification of certain amounts in prior periods from guarantee and commitment fees to interest income related to on-balance sheet Farmer Mac Guaranteed Securities.

(2)
Beginning in first quarter 2015, Farmer Mac revised its methodology for interest expense allocation among the Farm & Ranch, USDA Guarantees, and Rural Utilities lines of business. As a result of this revision, a greater percentage of interest expense has been allocated to the longer-term assets included within the USDA Guarantees and Rural Utilities lines of business. Net effective spread for periods prior to the quarter ended March 31, 2015 does not reflect this revision.

(3)
On October 1, 2014, $78.5 million of preferred stock issued by CoBank was called, resulting in a loss of net effective spread of $2.1 million or 30 basis points in the corporate segment. The impact on consolidated net effective spread was 7 basis points.

(4)
First quarter 2014 includes the impact of spread compression in the Rural Utilities line of business from the early refinancing of loans (41 basis points). Fourth quarter 2013 includes the impact in net effective spread in the Farm & Ranch line of business of one-time adjustments for recovered buyout interest and yield maintenance (40 basis points in aggregate) and the impact of spread compression in the Rural Utilities line of business from the early refinancing of loans (26 basis points).

The following table presents quarterly core earnings reconciled to net income attributable to common stockholders:

Core Earnings by Quarter Ended
	September 2015	June 2015	March 2015	December 2014	September 2014	June 2014	March 2014	December 2013	September 2013
	(in thousands)
Revenues:
Net effective spread(1)	$30,387	$29,787	$29,257	$28,443	$29,766	$29,049	$26,436	$30,022	$28,693
Guarantee and commitment fees	4,328	4,085	4,012	4,096	4,152	4,216	4,315	4,252	4,134
Other(2)	(93)	(24)	(405)	(1,285)	(2,001)	(520)	(410)	427	(466)
Total revenues	34,622	33,848	32,864	31,254	31,917	32,745	30,341	34,701	32,361

Credit related (income)/expense:
(Release of)/provision for losses	(303)	1,256	(696)	(479)	(804)	(2,557)	674	12	(36)
REO operating expenses	48	—	(1)	48	1	59	2	3	35
Losses/(gains) on sale of REO	—	—	1	28	—	(168)	3	(26)	(39)
Total credit related (income)/expense	(255)	1,256	(696)	(403)	(803)	(2,666)	679	(11)	(40)

Operating expenses:
Compensation and employee benefits	5,236	5,733	5,693	4,971	4,693	4,889	4,456	4,025	4,523
General and administrative	3,676	3,374	2,823	2,992	3,123	3,288	2,794	3,104	2,827
Regulatory fees	600	600	600	600	593	594	594	594	593
Total operating expenses	9,512	9,707	9,116	8,563	8,409	8,771	7,844	7,723	7,943

Net earnings	25,365	22,885	24,444	23,094	24,311	26,640	21,818	26,989	24,458
Income tax expense/(benefit)(3)	8,924	8,091	6,692	4,858	6,327	(4,734)	4,334	5,279	6,263
Net (loss)/income attributable to non-controlling interest	(36)	(119)	5,354	5,414	5,412	5,819	5,547	5,546	5,547
Preferred stock dividends	3,295	3,296	3,295	3,296	3,283	2,308	952	882	881
Core earnings	$13,182	$11,617	$9,103	$9,526	$9,289	$23,247	$10,985	$15,282	$11,767

Reconciling items (after-tax effects):
Unrealized (losses)/gains on financial derivatives and hedging activities	(4,489)	10,388	(582)	(3,717)	2,685	(3,053)	(2,395)	8,003	4,632
Unrealized (losses)/gains on trading assets	(5)	110	236	679	(21)	(46)	426	(50)	(407)
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(76)	(81)	(529)	(811)	(440)	(179)	(8,027)	(10,864)	(421)
Net effects of settlements on agency forwards	(253)	128	(164)	(30)	73	236	(176)	114	(158)
Loss on retirement of Farmer Mac II LLC Preferred Stock	—	—	(6,246)	—	—	—	—	—	—
Net income attributable to common stockholders	$8,359	$22,162	$1,818	$5,647	$11,586	$20,205	$813	$12,485	$15,413

(1)
The difference between first quarter 2014 and fourth quarter 2013 net effective spread was due to the impact of one-time adjustments for recovered buyout interest and yield maintenance of $1.8 million in fourth quarter 2013, $0.6 million associated with the early refinancing of AgVantage securities and the recasting of certain Rural Utilities loans, and a lower day count in first quarter 2014.

(2)
Fourth quarter 2014 and third quarter 2014 include $13.6 million and $17.9 million, respectively, of interest expense related to securities purchased under agreements to resell and securities sold, not yet purchased and $12.8 million and $16.4 million, respectively of gains on securities sold, not yet purchased. First quarter 2014 includes additional hedging costs of $0.6 million. Fourth quarter 2013 includes gains on the repurchase of debt of $1.5 million, partially offset by realized losses on the sale of available-for-sale securities of $0.9 million and additional hedging costs of $0.2 million. Second quarter 2013 includes $3.1 million of realized gains from the sale of an available-for-sale investment security.

(3)
Fourth quarter 2014 and second quarter 2014 reflect a reduction of $1.4 million and $11.6 million, respectively, in the tax valuation allowance against capital loss carryforwards related to capital gains on securities sold, not yet purchased. First quarter 2014 and fourth quarter 2013 reflect a reduction in tax valuation allowance of $0.8 million and $2.1 million, respectively, associated with certain gains on investment portfolio assets. Second quarter 2013 includes the reduction of $1.1 million of tax valuation allowance against capital loss carryforwards related to realized gains from the sale of an available-for-sale investment security.